Exhibit 23.1

Consent of Thacher Proffitt & Wood LLP

We hereby consent to the filing of our opinion letters as exhibits to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the headings “U.S. Federal Income Tax Consequences” and “Legal Matters”, without admitting that we are “persons” within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.

Very truly yours,

/s/ Thacher Proffitt & Wood LLP
September 28, 2006